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                                                                    EXHIBIT 4.19

                             ENGLISH TRANSLATION OF

                         REAL PROPERTY PURCHASE CONTRACT

Contract both sides:

Vendor: Beijing Development Area Co., Ltd.

Registration address: No. 16 Zhonghe Street, Beijing Economic Development Zone

Business license registration number: 1100001169916

Enterprise capital and quality license number: JK-A-3319

Legal representative: Bai Wen             Contact Telephone: 67803153

Postcode: 100176

Consignee: Wei Gang

Address: No. 16 Zhonghe Street, Beijing Economic Development Zone

Postcode: 100176         Contact Telephone: 67803153

Entrusts the agent organization: Beijiing SiyuanHongye Realty Broker Limited Company

Registration address: No. 3, 4th floor of No. 154 Chengzi Street, Mentougou District, Beijing

Business license registration: 1100002263533

Legal representative: Chen Liangsheng

Contact telephone: 68410527

Postcode: 100037

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Buyer: Telvent Control System (Beijing) Co., Ltd.

[Legal representative] Name: Jose~Montoya Perez

Nationality: Spanish

[Business license registration number] Beijing 012650

Address: 4th floor, No. 2 plant, No. 8 North Hongda Road, Beijing Development Area, Beijing.

Postcode: 100176           Contact Telephone 67885108

Name: Dai Yue              Nationality: China.

      According to "The Law of contract of People's Republic of China", "The Administration of Real estate of People's Republic of China" and other relevant laws, on the base of equality, voluntary, the buyer and the vendor reached the following protocol on business commerce apartment:

1. PROJECT CONSTRUCTION BASIS

      The vendor take give away obtains is located the Beijing Development Area No. 63 plot, the serial number as passes through No. (2002) 081st land parcel land employment right. [Land employment right sells contract number] No.
2002 057th.

      This land parcel land area is 119235.6 square meters, the plan use is for industry, and can be used from Dec. 27, 2002 to Dec. 26, 2052.

      By the authorization, the vendor will construct the apartment for commercial in above land parcel, (BDA International Enterprise Main Road). The construction project plan number is 0038; the construction permit number is 1920040027.

2. COMMERCIAL APARTMENT SALE BASIS

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      The buyer purchase building is Real House. The building authorization institution for the Beijing Development Area national territory resource and the Apartment Administrative Bureau, the permit number of sells in advance of the apartment is No. 200403.

3. MAIN INFORMATION OF PURCHASING THE BUILDING

      The building is: 18th [Floor] 2 [Unit] of the anterior building in the first article.

      This apartment is used for industry (research and development, work, etc.), is the reinforced concrete portal frame construction, the building store height is the first 4.2 meters high, the key bed 3.6 meters high, construction layer on 3 on the ground.

      This apartment balcony is [Non-enclosed type]

      As in the Property right registration, the acreage of the building is altogether 1303.39 square meters, in the wrap the floor space 1296.66 square meters, the public spot and the public house share the floor space 6.73 square meters. (About the related public spot and public house share floor space framing explanation to see appendix two).

4. ACCOUNTS AND THE COST

      Because the building is to be used for the ordinary housing, the economy house, apartment and other upscale housing, the vendor and the buyer promised to calculate the cost according to the following 1st way; in the case that the building is not used for residence, the cost should be accounted according to the following way:

      According to the floor space computation, the unit price for (RMB) each square meter is 7199.55 Yuan. And the total price is 9,383,821 Yuan.

5. CONFIRMATION OF THE AREA AND DISPOSAL OF DISCREPANCY

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      According to manner of account selected by the party, this stipulation by
[Floor space] (In this article is called area) is the basis carries on the area confirmation and disposal of discrepancy.

      It is not suitable in this contract that the party accounts by unit.

      If there is a discrepancy between the area prescribed by the contract and the area registered, take the registration area as.

      After the delivery of the building, if the property registered area and the contract agreement area has a discrepancy, the both parties' carries on processing according to the 3rd mode:

      1st, both sides agree voluntarily: (Blank)

      2nd, according to this contract fourth article to construct the planimeter price according to the wrap in the agreement, the mutual consent processes according to the below principle:

      (1) If the error compared to the absolute value is below 3% (contains 3%), accounts according to the real building cost;

      (2) If the error surpasses 3%, the buyer has the right to return the house.

      3rd, as prescribed in the fourth article of this contract, according to the construction planimeter price agreement, the two parties agreed to deal with the situation according to the below principle:

      (1) In the floor space, the wrap the floor space error is below 3% (contains 3%), accounts according to the real building cost;

      (2) In the floor space, the wrap the floor space error margin has compared to the absolute value when an item surpasses 3%, the buyer is authorized to return a house. [ ]

      If the buyer returns the house, the vendor should pay back the money received to the buyer within the 30 days from the day that the buyer cancels

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the purchase, and the deposit interest rate pays the interest same time according to the China People's Bank.

      If the discrepancy of area is caused by the design change, if both sides do not want to terminate the contract, they should sign the subsidiary agreement.

6. PAYMENT METHOD AND DEADLINE

       The buyer pays money on time according to the following 3rd mode: (FILLS IN ACCORDING TO ACTUAL SITUATION)

      1st, one-off payment (Blank)

      2nd, installment payment (Blank)

      3rd, other modes (See the contract appendix five)

7. RESPONSIBILITY OF THE BUYER IN THE CASE OF EXCEED THE TIME LIMIT THE PAYMENT

      If the buyer does not pay on time according to this contract, according to following 1st mode processing:

      1. Presses exceeds the time limit the time, treat separately (does not make accumulation)

      (1) Exceeds the time limit within 30 days, should pay money deadline from the second days prescribed by this contract to the date of the fulfilled payment, the buyer exceeds the time limit daily to the vendor payment should pay money extremely 2 %oo penalties, the contract continues to be carried on;

      (2) If the exceed the time limit more than 30 days, the vendor has the right to terminate the contract. When the vendor terminates the contract, buyer should pay 3% of the fund to Part A as the penalty for breach of faith. If the buyer is willing to continue to

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            fulfill the contract, and also with the agreement of the vendor, the contract continues to be carried on.

8. ARTICLE DELIVERY DEADLINE

      According to the national stipulation and of local people's government, following 1st kind, the 2nd kind of condition, the seller should offer the building with the condition below to buyer for use: [ ]

        1. This commerce apartment obtains the architectural engineering completion approval to set up a file the table.

        2.  This commerce apartment obtains the area actual technology report.

      In case of the following special reasons, except for the agreement of both sides to terminate or change the contract, the vendor may give to postpone according to the facts:

      1st, the engagement force majeure, and also the vendor should inform the buyer 30 days before it occurs;

      2nd, betrays artificial observes the national law laws and regulations, the policy and government department's related stipulation causes to delay also the vendor in occurs the date in 30th to consider the buyer.

9. THE RESPONSIBILITY IN CASE OF EXCEED THE TIME LIMIT TO HAND OVER THE BUILDING

      Except for the peculiar circumstance in the eighth stipulation, if the vendor does not pay before the deadline according to this contract, it will be treated as the 1st way:

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      1st, as to the case of exceed the time limit, treated separately (does not make accumulation)

      (1) Exceeds the time limit within 30 days, should pay money deadline from the second days prescribed by this contract to the date of the fulfilled payment, the buyer exceeds the time limit daily to the vendor payment should pay money extremely 2 %oo penalties, the contract continues to be carried on;

      (2) If the exceed the time limit more than 30 days, the vendor has the right to terminate the contract. When the vendor terminates the contract, buyer should pay 3% of the fund to Part A as the penalty for breach of faith. If the buyer is willing to continue to fulfill the contract, and also with the agreement of the vendor, the contract continues to be carried on.

10. AGREEMENT FOR PLANIFICATION AND CHANGE OF DESIGN

      Any changes of the plan, the designing department authorizes that will cause the following influence to buy the building mass or the function of use, the vendor should write notification to buyer within 10 days from the date of receive the related department concerned,:

         (1) The structural style, the household, the spatial size, face of the building

      The buyer has the right to notice with the written reply within 15 days to make the decision of whether returns the building or not. If the buyer arrives the notice but do not reply within 15 days, regards with accepts the change. If the vendor has not informed the buyer in the fixed time limit, the buyer is entitled to return the building.

11. CONNECT

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      After achieved the delivery exploitation conditions, the vendor should write notification to buyer go through the delivery formalities.

12. VENDOR GUARANTEED THAT THE BUILDING TO BE PURCHASED DOES NOT HAVE THE PROPERTY RIGHT DISPUTE AND THE CREDITOR'S RIGHTS DEBT DISPUTE. IF THE BUILDING IS NOT TO ABLE TO HANDLE THE PROPERTY RIGHT REGISTRATION OR TO HAVE THE CREDITORS RIGHTS DEBT DISPUTE BY THE REASON OF THE SELLER, UNDERTAKES THE COMPLETE RESPONSIBILITY BY THE VENDOR.

13. THE RESPONSIBILITY ABOUT THE DECORATION, THE DEVICE STANDARD PLEDGES The standard of the apartment decoration and the device should conform to both sides agree (appendix three). Could not achieve the agreement standard, the buyer is entitled to require the vendor according to following 1st and 2nd mode as treatment:

      1. Vendor compensates pair of the cost of the decoration and the device.

      2. When the vendor rises construction standard may not separately inform the buyer, but the vendor should not have add any expense to the buyer, while the buyer also should not advocate the responsibility of seller.

14. THE PLEDGE ABOUT THE INFRASTRUCTURE, NECESSARY ARCHITECTURE OF PUBLIC AND NORMAL OPERATION

      The vendor pledged with the normal use of the following infrastructure, the public necessary constructions, etc.:

1. Water supplies: It must can be used when delivery the building.

2. Power supplies: It must can be used when delivery the building.

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3. Heating: It must can be used when delivery the building

15. ABOUT PROPERTY RIGHT REGISTRATION AGREEMENT

      The vendor must send the information about the registration of the building to the related department within 90 days after the delivery of the building,

16. MAINTENANCE RESPONSIBILITY

      The buyer purchases the building for commerce; "Guarantee of the Quality of the Housing" is attached as the appendix. The vendor should take the corresponding maintenance responsibility as prescribed in the "Guarantee of the Quality of the Housing".

17. BOTH SIDES MADE THE AGREEMENT ON THE FOLLOWING ITEM:

 1st, the authorization of the use of this building belongs to the buyer, but the mode of use must be executed as the stipulation in the treaty of Management;

 2nd, the right of use the metope of the outside of the building belongs to the buyer, but the mode of use must be executed as the stipulation in the treaty of Management;

 3rd, the potency of denomination of the building belongs to the buyer, but the mode of use must be executed as the stipulation in the treaty of Management;

 4th, the potency of denomination of the area where the building is belongs to vendor;

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18. Buyer house only makes the industry (research and development, experimental, work) uses; during the use period the buyer does not have the right to change the main structure, the load-bearing and the use of the building.

      The vendor does not have to change arbitrarily with this commerce apartment has the connection the public spot and the installation use nature.

19. PRELIMINARY SERVICE

      During the preliminary estate management period, the property service charge price is 4.2 Yuan/months' square meter, and to be charged by every quarter, says, 3 months.

      The vendor is responsible to supervise the estate management enterprise to provide the property service according to the preliminary property contract of service agreement.

20. CONTENT OF THE PROPERTY SERVICE AND TEMPORARY COMMON DIVISOR TO THE CLIENT

21. If there is some disputed that can not be negotiated after the arrange by both parts during the period of the contract, will be resolved according to following 1st mode solution:

            1. Submits Beijing Arbitration Committee to arbitrate.

            2. Legally to People's Court prosecution.

22. As for the unexhausted item of this contract, should be prescribed in the subsidiary agreement after subscribes the contract (appendix five).

23. The appendix has the same legal effect level with this contract.

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24. The contract together with the appendix altogether are 17 pages, type three, has the same level legal effect, the contract has the situation to be as follows:

      Vendor one original, buyer one original,

25. The contract becomes effective from the day of signature.

[SIGNATURES]

VENDOR                                 BUYER

Legal representative:                  Legal representative:

/s/ [by chop] Jose-Montoya Perez       /s/ [by chop] Bai Wen
----------------------------------     ----------------------------

Consignee:                             Consignee:

/s/ [by chop] Dai Yue                  /s/ [by chop] Wei Gang
---------------------                  ----------------------

date: March 17, 2005                   date: March 17, 2005

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Appendix one: House horizontal plan

Appendix two: The public spot and the public house share the floor space framing explanation

Appendix three: Decoration, device standard